Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp
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Entegris, Inc.
129 Concord Road
Billerica, Massachusetts 01821

RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special United States counsel to Entegris, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) by the Company. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of shares of common stock, par value $0.01 (the “Shares”), of the Company to be distributed to stockholders of CMC Materials, Inc., a Delaware corporation (“CMC”), in the merger of Merger Sub (as defined below) with and into CMC, pursuant to the Agreement and Plan of Merger, dated as of December 14, 2021, by and among the Company, Yosemite Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and CMC (the “Merger Agreement”).

On the request of the Company, this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we examined and relied upon the following:

(a)          an executed copy of the Merger Agreement;

(b)          the Registration Statement;

(c)	an executed copy of a certificate of Joseph Colella, Senior Vice President, General Counsel and Secretary of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)
a copy of the Company’s certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Officer’s Certificate;

(e)	a copy of the bylaws of the Company, as amended and in effect as of the date hereof and certified pursuant to the Officer’s Certificate; and

(f)	a copy of certain resolutions adopted by the Board of Directors of the Company, adopted on December 14, 2021, certified pursuant to the Officer’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below including the facts and conclusions set forth in the Officer’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials. In rendering the opinion stated herein, we have also assumed that (i) when issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with such transfer agent and registrar has been issued by such transfer agent and (ii) the issuance of the Shares will be properly recorded in the share registry of the Company.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the issuance of Shares has been duly authorized by all requisite corporate action on the part of the Company under the DGCL, and when (i) the Registration Statement, as finally amended (including all necessary post effective amendments), has become effective under the Securities Act, (ii) the stockholders of CMC have adopted the Merger Agreement, (iii) the merger has been consummated in accordance with the Merger Agreement and (iv) the Shares are issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and in the related proxy statement/prospectus contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP